UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K

CURRENT REPORT PURSUANT
TO SECTION 13 OR 15(D) OF THE
SECURITIES EXCHANGE ACT OF 1934

Date of Report (Date of earliest event reported):	October 25, 2010

Commission File Number	000-31380

APPLIED MINERALS, INC.
(Exact name of registrant as specified in its charter)

Delaware	82-0096527
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification No.)

110 Greene Street – Suite 1101, New York, NY	10012
(Address of principal executive offices)	(Zip Code)

(800) 356-6463
(Issuer’s Telephone Number, Including Area Code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions (see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230-425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240-14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01	Entry into a Material Definitive Agreement

The information concerning the Agent Agreement set forth under Item 2.03 is incorporated by reference herein.

Item 2.03	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

On October 25, 2010 (“Issue Date”), Applied Minerals, Inc. (the “Company”) sold to accredited investors 10% PIK-Election Convertible Notes due 2018 (the “October 2010 Notes”) in the aggregate principal amount of $3,050,000 and entered into a Registration Rights Agreement in connection with the shares of common stock to be issued upon conversion of such October 2010 Notes. The October 2010 Notes are part of the Series 10% PIK–Election Convertible Notes due 2018 (the “Series”).  The principal of the October 2010 Notes are due December 15, 2018 subject to earlier acceleration or conversion of the October 2010 Notes as described below.

The October 2010 Notes will bear interest at the rate of 10% per annum, which is payable (including by issuance of additional October 2010 Notes) semi-annually in arrears on June 15 and December 15 of each year commencing December 15, 2010. The October 2010 Notes are convertible at the option of the noteholder at any time there is sufficient authorized unissued common stock of the Company available for conversion of the Series (including those previously issued notes in the Series). The October 2010 Notes are mandatorily convertible on the earliest date that is one year after the Issue Date when each of the following conditions have been satisfied:  (i) sufficient common stock is available for conversion of all the notes in the Series, (ii) the average closing bid price or market price of Company common stock for the preceding 5 trading days is above the Strike Price (as defined below), and (iii) a registration statement is effective and available for resale of all of the converted shares or the noteholder may sell such shares under Rule 144 under the Securities Act.

The number of shares issued on conversion of the October 2010 Notes is derived by dividing the principal and accrued interest on the October 2010 Notes by $1.00 (the “Strike Price”). The Strike Price is subject to adjustment in the event of a dividend or distribution on Company’s common stock in shares of common stock, subdivision or combination of Company outstanding common stock, or reclassification of Company’s outstanding common stock.  The noteholders may accelerate the entire amount due under the October 2010 Notes upon the occurrence of certain events of default.  This description of the October 2010 Notes is qualified in its entirety by reference to the form of 10% PIK-Election Convertible Note due 2018 which is filed as Exhibit 99.1 to this Form 8-K and is incorporated herein by reference.

Issuance of the October 2010 Notes was made in reliance upon the exemption found in Section 4(2) of the Securities Act of 1933.

Under the terms of the Registration Rights Agreement (“RRA”), within sixty days after the date of the RRA, the Company will notify (“Company Notice”) each Investor (“Holder”) that if the Holder desires to include in a resale registration statement under the Securities Act all or any part of the common stock issuable upon conversion (“Registrable Securities”), the Holder must, within ten (10) days, notify the Company in writing and in the notice must inform the Company of the number of Registrable Securities the Holder wishes to include in such registration statement.  Holders who elect to participate in an offering are referred to collectively as “Selling Shareholders.”  The Company will file a registration statement with the Commission under the Securities Act of all Registrable Securities, which the Selling Shareholders request to be registered and included in the registration, subject only to the limitations of this Section 2.2.  Such registration may be subject to the rights of other shareholders to participate.

This description of the Registration Rights Agreement is qualified in its entirety by reference to the form of Registration Rights Agreement, which is filed as Exhibit 99.2 to this Form 8-K and is incorporated herein by reference.

Pursuant to an Agent Agreement with  the Company dated October 25, 2010, a placement agent acted as agent for the Company in identifying certain accredited investors who purchased the October 2010 Notes.  The Company agreed to pay the placement agent a cash fee of 5% of $3,000,000 of proceeds raised from purchasers, plus 6% warrant coverage (the warrants expiring five years after the closing and allowing for purchase of that number of shares determined by dividing 6% of $3,000,000 proceeds raised in the financing by the price by which the October 2010 Notes can be converted into Common Stock, subject to the availability of authorized common stock).  The price for each share of Common Stock obtainable under the warrants is the Strike Price.  The warrants expire in five years.

With respect to the sale of up to an additional $2 million of PIK Notes, the Company will pay a Transaction Fee as follows: (i) that number of warrants that is equal to 6% of the principal amount of the PIK Notes sold, and (ii) cash in the amount of 5% of the principal amount of PIK Notes sold, except that no cash will be paid with respect to PIK Notes sold to purchasers who have not been previously solicited by a placement agent in connection with the PIK Notes and who are referred to a placement agent in writing by an officer or director of the Company.

The reported closing price of the Company’s Common stock on October 25, 2010 was $0.75.

Item 3.02	Unregistered Sales of Equity Securities

The information contained in Items 2.03 above is incorporated herein by reference in its entirety. Issuance of the October 2010 Notes and the warrants and the common stock issuable on conversion of the Notes and exercise of the warrants is made in reliance upon the exemption found in Section 4(2) of the Securities Act of 1933.

Item 9.01	Financial Statements and Exhibits

Exhibit 99.1 Convertible Note

Exhibit 99.2 Registration Rights Agreement

SIGNATURES

In accordance with the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned thereunto duly authorized.

APPLIED MINERALS, INC.

Dated:	October 28, 2010	/s/ ANDRE ZEITOUN
By: Andre Zeitoun
President and Chief Executive Officer